Exhibit 10.14

LEASE AGREEMENT

This Lease Agreement (“Lease”) is made and entered into in on this the 30th day of September, 2009 (the “Effective Date”) by and between CONTROL AND INSTRUMENTATION HOLDING COMPANY, LTD, A TEXAS LIMITED PARTNERSHIP (“Lessor”), and ECONTROLS, LLC, A TEXAS LIMITED LIABILITY COMPANY (“Lessee”).

R E C I T A L S

A. Lessor has agreed to lease to Lessee the property located at 3523 Crosspoint, San Antonio, Texas 78217 (the “Real Property”) and more particularly described on Exhibit “A” attached hereto and made a part hereof.

B. Lessor and Lessee are willing to enter into this Lease for the foregoing purposes, all subject to the terms and conditions set forth herein. This Lease expressly supplants and supersedes any prior lease for the Real Property and Demised Premises (hereinafter defined).

NOW THEREFORE, in consideration of the mutual covenants contained herein, and with the recitals above incorporated herein, Lessor and Lessee agree as follows:

1. DEMISED PREMISES. Lessor hereby leases to Lessee the Real Property, together with all improvements located thereon (collectively, the “Demised Premises”).

2. LEASE TERM. This Lease shall begin on the Effective Date and shall continue until December 31, 2014, such term being defined herein as the “Term”. Provided Lessee is not in default under this Lease, Lessee shall have the option to extend for Term for an unlimited number of successive one (1) year periods on the same terms and conditions set forth herein (each, an “Extension Option”). Lessee must exercise each Extension Option by written notice to Lessor on or before sixty (60) days prior to expiration of the Term, as same may have been previously extended.

3. RENT. As base rent for the Demised Premises, beginning on the Effective Date and continuing on the first day of each month thereafter during the first two years of the Term, Lessee will pay to Lessor the monthly sum of $17,347.00. The base rent shall be increased on the second anniversary of the Effective Date and every two years thereafter to an amount equal to the “Fair Market Value” of rental amounts of comparable properties in the area of the Real Property. In the event the Effective Date falls on a day other than the first day of a month, Lessee’s first base rent payment shall be prorated accordingly. In addition to such base rent, within ten (10) business days following receipt of an invoice from Lessor, Lessee shall pay, as additional rent, to the extent not paid directly by Lessee, the cost of Lessor’s insurance on the Demised Premises as provided in Section 10, all real property taxes on the Demised Premises, and all utility, repair and maintenance expenses incurred by Lessor to the extent not covered by the insurance carried by Lessor under this Lease. It is intended by the parties hereto that this Lease is a “net” Lease. Lessor and Lessee shall attempt in good faith to agree as to Fair Market Value. In the event Lessor and Lessee cannot so agree within twenty (20) days after such discussions commence, Lessor and Lessee shall each select one real estate broker licensed in the state of where the Demised Premises is located (collectively, the “Brokers”) within ten (10) days after the twenty (20) day period stated above; following which Brokers shall attempt in good faith to determine the Fair Market Value. In the event the Brokers cannot so agree within twenty (20) days after such discussion commence, the Brokers shall select a third real estate broker licensed in the state where the Demised Premises is located (“Third Broker”) within ten (10) days after the twenty (20) day period stated above. Each of the Brokers shall submit their figure for Fair Market Value to the Third Broker within ten (10) days after the selection of the Third Broker. Within twenty (20) days after such submittals to the Third Broker, the Third Broker shall produce its own figure for Fair Market Value. The Fair Market Value for shall be conclusively determined by averaging the Third Broker’s determination of Fair Market Value with that determination previously submitted by the Brokers which is numerically closest to the Third Broker’s determination.

4. UTILITIES. Lessee shall pay when due all utility bills for electricity, water, gas and any other services consumed by Lessee at the Demised Premises. In no event shall Lessor be liable to Lessee for an interruption or failure in the supply of any such utilities to the Demised Premises, except to the extent such interruption or failure is caused by the gross negligence or willful misconduct of Lessor.

5. LAWS. Throughout the term of this Lease, the Lessee will promptly observe and comply with all laws, orders, regulations, rules and ordinances required by each and every governmental authority.

6. USE. Lessee will use the Demised Premises solely for manufacturing and ancillary office and warehouse purposes thereto.

7. REPAIRS AND MAINTENANCE. Throughout the term of this Lease, and any renewals and extensions thereof, Lessor will maintain and keep in good repair all structural components of the Demised Premises, including, but, not limited to the foundation, sidewalks, roof, plumbing, load bearing walls, and electrical and HVAC systems. Lessee shall maintain and keep in their current condition, subject to normal wear and tear, all non-structural components of the Demised Premises, including interior wall finishes, carpet or other flooring, and windows. In the event Lessee or Lessor fails to so maintain the applicable elements of the Demises Premises as set forth hereinabove, after ten (10) days prior notice from the other party, or such other period of time as may be reasonable to perform such repair and maintenance, provided such party promptly commences and diligently pursues same to completion, the other party may perform such maintenance or repair, and the party that failed to so maintain the applicable elements of the Demises Premises shall pay the costs incurred by the other party within ten (10) business days upon receipt of invoice.

8. OBSERVATION OF RULES. Lessee shall observe all rules and regulations that have been or hereafter may be promulgated by Lessor for conduct while on the Real Property, including, but not limited to, rules and regulations with respect to acts or practices deemed hazardous by Lessor, and Lessee agrees to enforce compliance therewith by its employees, agents and contractors, provided, however, such rules and regulations shall not materially prevent or hinder Lessee from its permitted use of the Demised Premises.

9. INDEMNIFICATION BY LESSEE. Lessee agrees to indemnify, defend with counsel reasonably acceptable to Lessor, and hold Lessor and Lessor’s members, managers, employees and affiliates (collectively, the “Lessor Indemnified Parties”) harmless from and against any and all claims of liability for any injury or damage to any person or property arising from the use by Lessee, its agents, employees, contractors or invitees of the Demised Premises or from any activity, work, or thing done, or permitted by Lessee in or about the Demised Premises, except claims and liabilities to the extent occasioned by the negligence or willful misconduct of Lessor, its agents, employees, contractors or invitees. Further, Lessee agrees to indemnify, defend with counsel reasonably acceptable to Lessor, and hold the Lessor Indemnified Parties harmless from and against any and all claims, demands, losses, suits, actions, causes of action, liabilities and expenses, including any liability to third parties and losses and damage to property suffered by any Lessor Indemnified Party, directly or indirectly arising out of the presence or release of any Hazardous Materials, as defined below, in violation of applicable law in, on or under the Real Property, including, without limitation, the cost of any required or necessary repair, clean-up or detoxification and the preparation of any closure or other required plans to the extent that such action is attributable directly or indirectly to the presence (in violation of applicable law), release, threatened release or disposal of Hazardous Materials by Lessee or any individual or entity operating for or on behalf of Lessee. “Hazardous Materials” shall include all substances defined as “hazardous substances,” “hazardous materials” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., and in any future amendments or additions to such laws, and in the regulations now or hereafter adopted and publications now or hereafter promulgated pursuant to said federal and state laws (collectively, the “Environmental Laws”). The obligations of Lessee under this Section 9 shall survive the expiration or termination of this Lease.

10. INSURANCE.

10.1 Lessee shall obtain and maintain the following insurance during the term of this Lease:

(A) Commercial General Liability Coverage with minimum limits of $2,000,000, combined single limit; and

(B) Commercial Automobile Liability Coverage with minimum limits of $500,000, combined single limit covering all owned, hired, and non-owned vehicles.

All of the insurance required to be maintained by Lessee shall be obtained from an insurer which is licensed to do business in the state where the Real Property is located. Lessee shall provide to Lessor copies of the policies evidencing all required coverage hereunder within ten (10) days following the Effective Date. All of the insurance required hereunder shall name Lessor as an additional insured and shall include a waiver of subrogation in favor of Lessor. All insurance policies required by this Lease shall state that the insurer shall endeavor that such policy may not be terminated or cancelled without first providing Lessor with thirty (30) days prior written notice.

Lessee shall be responsible for obtaining any casualty insurance on Lessee’s personal property, equipment and fixtures at the Demised Premises.

10.2 Lessor shall obtain and maintain the following insurance during the term of this Lease:

(A) Commercial General Liability Coverage with minimum limits of $2,000,000, combined single limit; and

(B) “All-risk” property and casualty insurance in an amount equal to the replacement value of the Demised Premises.

11. ACCEPTANCE OF DEMISED PREMISES. Lessee accepts the lease granted herein and its use of the Real Property pursuant to same on an AS IS, WHERE IS, AND WITH ALL FAULTS, PATENT AND LATENT BASIS.

12. REMOVAL OF PROPERTY. Upon the expiration or earlier termination of this Lease, Lessee may, at its own expense and risk, remove all of Lessee’s property, equipment and trade fixtures from the Demised Premises, and shall remediate any damage to the Demised Premises resulting from Lessee’s use of the Demised Premises under this Lease or from removal of such Lessee’s property, equipment and trade fixtures from the Demised Premises. If Lessee should fail to remove its property, equipment and trade fixtures upon the expiration or earlier termination of this Lease, they shall become the property of Lessor. This Section 12 shall survive expiration or termination of this Lease.

13. ASSESSMENTS. Lessee shall pay, before the same becomes delinquent, all charges, taxes, rates and assessments upon or against any property of Lessee upon or on the Real Property.

14. DAMAGE OR DESTRUCTION. If the Demised Premises is partially destroyed during the term of this Lease, Lessor will proceed with reasonable diligence to restore the same with insurance proceeds or at Lessor’s expense. If the Demised Premises is completely destroyed during the term of this Lease, this Lease shall automatically terminate effective on the date of such destruction.

15. DEFAULT. In the case of default by Lessee, Lessor may terminate the Lease if such default continues for a period of ten (10) days after Lessor notifies Lessee of such default, unless such default is of such a nature that it is incapable of being remedied within such ten (10) day period, and provided that Lessee diligently prosecutes the remedy of such default until same is corrected. In the case of default by Lessor, Lessee may terminate the Lease if such default continues for a period of ten (10) days after Lessee notifies Lessor of such default, unless such default is of such a nature that it is incapable of being remedied within such ten (10) day period, and provided that Lessor diligently prosecutes the remedy of such default until same is corrected. Notwithstanding the foregoing, in the event of a failure by either party to perform any repair, maintenance or reconstruction required under this Lease, and such continues for a period of ten (10) days after the non-defaulting notifies the defaulting party in writing of such failure, the non- defaulting party may perform such repair, maintenance or reconstruction and charge the reasonable costs of same to the defaulting party.

16. QUIET ENJOYMENT. Lessor hereby covenants and agrees that if Lessee will at all times comply with the terms and conditions of the Lease, then during the Term, as same may be extended or renewed, Lessee shall have the peaceable and quiet enjoyment and possession of the Demised Premises.

17. ASSIGNMENT. Lessee may not assign this Lease or sublease the Demised Premises without Lessor’s prior written consent, which consent shall not be unreasonably withheld.

18. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if served personally, on the day of such service, or (ii) if mailed by certified or registered mail (return receipt requested), on the second business day after mailing, and (iii) if transmitted by recognized overnight carrier, on the next business day after tender to the carrier. Such communications shall be sent to the following addresses

TO Lessor:

Control and Instrumentation Holding Company Ltd.

c/o EControls, Inc.

3523 Crosspoint

San Antonio, Texas 78217

Attention: Kennon Guglielmo

TO Lessee:

EControls, LLC

3523 Crosspoint

San Antonio, Texas 78217

Attention: Kennon Guglielmo

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

19. MISCELLANEOUS.

(A) The laws of the State of Texas will govern this Lease. If any provision of this Lease is held to be invalid or unenforceable, the validity and enforceability of the remaining portions of the Lease will not be affected thereby.

(B) This Lease contains the entire agreement of the parties hereto and shall not be modified in any manner except by an instrument in writing signed by the parties hereto.

(C) Any intention to create a joint venture or partnership relationship between Lessor and Lessee is hereby expressly disclaimed.

(D) The covenants and agreements herein contained will inure to the benefit of, and be binding upon, the parties hereto, their respective heirs, legal representatives, successors and permitted assigns.

(E) This Lease may be executed in counterparts, which shall collectively constitute one original document.

Signatures on following page

IN WITNESS WHEREOF, this Lease is executed to be effective on the day and year first above written.

LESSEE:	EControls, LLC, a Texas limited liability company

	By:	/s/ Kennon Guglielmo
	Name:	Kennon Guglielmo
	Title:	President

LESSOR:	Control and Instrumentation Holding Company, Ltd., a Texas limited partnership

	By:	EControls, Inc., a Texas corporation, its general partner

	By:	/s/ Kennon Guglielmo
	Name:	Kennon Guglielmo
	Title:	President

EXHIBIT A

(LEGAL DESCRIPTION OF THE REAL PROPERTY)

NCB 16837, Blk 1, Lot 28, Crosspoint Subdivision, City of San Antonio, Bexar County, Texas.